AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (the “Company”), and FRITS VAN PAASSCHEN (“Executive”), and amends and restates the employment agreement dated December 30, 2008 (“2008 Agreement”), in its entirety effective April 18, 2013 (the “Effective Date”).

WHEREAS, the Company wishes to continue to employ Executive, and Executive wishes to continue to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE 1
EMPLOYMENT AND DUTIES

1.1 Agreement Effective. This Agreement is effective on and after the Effective Date, subject to Paragraph 2.1. Effective as of the Effective Date, this Agreement shall supersede the 2008 Agreement, but all equity and cash-based incentive compensation awards that are outstanding on the Effective Date shall continue to be governed by the agreements for such awards, except that if any agreement term of an award granted prior to January 1, 2013 is less favorable to Executive than provided by the 2008 Agreement, the 2008 Agreement shall govern with respect to that term.

1.2 Position. From and after the Effective Date, the Company shall employ Executive in the position of Chief Executive Officer and President and in such other positions as the parties mutually may agree. Executive acknowledges that his employment will be subject to all policies and practices of the Company as may currently exist or as curtailed, modified or implemented from time to time. As Chief Executive Officer and President, Executive shall be the senior-most executive officer of the Company, reporting directly to the Board, with the duties, responsibilities and authority customarily associated with and consistent with such position.

1.3 Duties and Services. Executive agrees to serve in the positions referred to in Paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions which the parties mutually may agree upon from time to time. Except due to periods of business-related travel, Executive agrees to perform his duties from the Company’s Stamford, Connecticut offices (hereinafter “Company Headquarters”) and to be regularly and consistently present at Company’s Headquarters during business hours. Additionally, on and after the Effective Date Executive shall be nominated, appointed and shall serve on the Company’s Board of Directors, subject to the Company’s customary procedures and conditions to Board membership, including shareholder re-election.

1.4 Executive Obligations. Executive shall devote his full business time, attention and best efforts to the performance of his duties under this Agreement and shall not engage in any other business activities except with the prior written approval of the Board; provided, however, that Executive may engage in other activities that do not conflict with or interfere with the performance of his duties and responsibilities hereunder, including, without limitation, (a) investing his assets and funds, so long as the business of any such entity in which he shall make his investments shall not be in direct competition with that of the Company (except that Executive may invest in an entity in competition with the Company if the stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock) and (b) being involved in educational, civic and charitable activities which do not unreasonably interfere with the services to be rendered by Executive hereunder. It is acknowledged and agreed that Executive may not serve during the Term (as defined in Paragraph 2.1) as a director of any board of which he is not already a member without the prior written approval of the Board; however, Executive may continue to serve on any board of which he was already a member as of the Effective Date.

ARTICLE 2
TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue, subject to earlier termination of Executive’s employment pursuant to the terms of this Agreement, until December 31, 2016 (the “Initial Term”) and thereafter for successive 12-month periods each ending on the anniversary of the last day of the Initial Term, unless at least 180 days in advance of the last day of the Initial Term or anniversary thereof, as applicable, either party provides written notice to the other party that the term of this Agreement will end on such Initial Term end date or anniversary thereof. The resulting aggregate period under this Paragraph 2.1 is referred to in this Agreement as the “Term”. Upon the expiration of the Term, Executive’s employment shall end unless the parties shall otherwise agree.

2.2 Company’s Right to Terminate.

(a) Notwithstanding the provisions of Paragraph 2.1 and subject to Article 4, the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons (and the Term shall end at the time the Executive terminates employment):

(i) upon Executive’s death;

(ii) upon Executive’s becoming incapacitated for a period of at least 180 consecutive days by accident, sickness or other circumstances which renders him mentally or physically incapable of performing the essential functions of the duties and services required of him hereunder, with reasonable accommodation, on a full-time basis during such period (“Disability”);

(iii) for Cause; or

(iv) without Cause in the sole discretion of the Board.

(b) As used in this Agreement, the term “Cause” shall mean the occurrence of any of the following events during the Term: (i) fraud, misappropriation or embezzlement with respect to the Company (or any subsidiary); (ii) sexual (or other forms of) harassment in connection with Executive’s duties; (iii) Executive’s refusal to follow the reasonable directions of the Board; (iv) intoxication with alcohol or due to unlawful consumption of drugs while on the Employer’s premises or while performing services on behalf of the Company at any other place; (v) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle that does not involve an accident involving injury to a third party); (vi) engaging in an act of willful gross misconduct or willful gross negligence in connection with the Company’s business; (vii) Executive’s material breach of the Agreement, including the confidentiality, nonsolicitation, noncompetition and other covenants contained herein; (viii) Executive’s failure to observe and comply with the Company’s Code of Conduct and ethics codes; and/or (ix) Executive’s breach of a material Company policy or code; provided, however, in the case of clauses (iii), (vii), (viii), and (ix), no action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board, and (2) where remedial action is feasible, Executive fails to remedy the action(s) or inaction(s) within 10 days after receiving a written notice (“Cause Notice”) identifying in reasonable detail the nature of such Cause. If Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect. To the extent that awards granted under Section 3.2 include a definition of “Cause”, the definition applied to Executive under such awards may not be less favorable to Executive than the definition in this Paragraph 2.2(b).

2.3 Executive’s Right to Terminate. Notwithstanding the provisions of Paragraph 2.1 and subject to Article 4, Executive shall have the right to terminate his employment under this Agreement:

(a) For “Good Reason,” which under this Agreement shall mean, without Executive’s consent, (i) a reduction in (x) Executive’s Base Salary as provided for under this Agreement, (y) target annual bonus opportunity percentage, or (z) target long-term incentive opportunity award value; (ii) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities (for the avoidance of doubt, including Executive’s serving as Chief Executive Officer of the Company (or its successor) at any time during which the common stock of the Company is not publicly listed for trading on a United States national stock exchange or NASDAQ national market); (iii) Executive being required to relocate to a principal place of employment more than thirty-five (35) miles from the Company’s principal offices as of the Effective Date; (iv) the Company’s material breach of the Agreement; or (v) the failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction; provided, that in the case of clauses (i) or (ii), Good Reason shall not include an inadvertent and isolated act in good faith which is cured by the Company within 30 days after receipt by the Company of written notice from Executive identifying in reasonable detail the acts or failures allegedly constituting Good Reason hereunder; provided further, that if Executive does not deliver to the Company a notice of termination within the sixty (60) days period after Executive has knowledge that an event constituting Good Reason has occurred, such event will no longer constitute Good Reason. To the extent that awards granted under Section 3.2 include a definition of “Good Reason”, the definition applied to Executive under such awards may not be less favorable to Executive than the definition in this Paragraph 2.3(a).

(b) Without Good Reason, in the sole discretion of Executive.

2.4 Notice of Termination. If the Company or Executive desires to terminate Executive’s employment hereunder at any time, it or he shall do so by giving no less than 15 days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date (which shall not be last day of the Term) and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

ARTICLE 3
COMPENSATION AND BENEFITS

3.1 Base Salary. During the Term, Executive shall receive an annual base salary (“Base Salary”) equal to $1,250,000 (partial years prorated), which shall be subject to annual review, commencing with executive salary reviews occurring in 2014, and increase (but not decrease) in the discretion of the Board, and any such increase shall be Executive’s “Base Salary” for all purposes under this Agreement thereafter. Executive’s annual Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than semi-monthly.

3.2 Annual Incentive Program, Restricted Stock Awards and Stock Option Grants.

(a) Annual Incentive Plan. During the Term of the Agreement, Executive shall participate in the Annual Incentive Plan for Certain Executives, or a similar successor program, maintained by the Company for senior executive officers (“AIPCE”), at a level that is not less than the maximum participation level made available to any Company senior executive officer but consistent with the terms hereof. Executive shall be entitled to annual bonus opportunities under the AIPCE in amounts that shall range from 0% to 400% of Base Salary based on performance relative to objectives set by the Compensation and Option Committee of the Board of Directors (the “Committee”). Executive’s target bonus each year shall be 200% of Base Salary (hereinafter, “Target Bonus”). An annual bonus shall not be deemed earned by Executive until the Committee has determined Executive’s entitlement to such bonus in accordance with the AIPCE and Committee procedures and practice then in effect.

(b) Long Term Incentive Compensation. Executive shall be eligible for annual long-term incentive grants pursuant to the Company’s 2013 Long-Term Incentive Compensation Plan or any successor plan (the “LTIP”), commencing with grants made in 2014 and continuing each year thereafter during the Term. Such grants shall be made at the same time as annual grants are made to other senior executives of the Company (which is currently in February of each year). The composition and size of Executive’s grants are subject to the Committee’s discretion, but Executive’s minimum annual long-term incentive grant opportunity shall not be less than $5,500,000, his target annual long-term incentive grant opportunity shall not be less than $7,500,000, and his maximum annual long-term incentive grant opportunity shall be $9,500,000 (in each case such value is to be determined in accordance with the Committee’s methodologies for valuing such awards at the time of making any such award, which shall be consistent with methodologies for valuing awards to other senior executives). Executive hereby agrees and acknowledges that the actual value of the performance-based components of his annual long-term incentive grants, if any, will be based upon Executive’s and the Company’s performance (generally in relation to the metrics used for other senior executives of the Company). Each annual long-term incentive grant that is not performance-based, if any, shall be subject to the time-based vesting schedule used for similar grants to other senior executives of the Company.

(c) Additional Discretionary Awards. Nothing in the foregoing provisions of this Paragraph 3.2 shall be deemed to prevent the Board or the Committee in their sole discretion from awarding any additional or other amounts of cash, restricted stock or other equity-based awards in respect of any whole or partial year during the Term.

3.3 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to sick leave benefits in accordance with the Company’s policies equal to the maximum available to any Company senior executive. Executive shall also be entitled to annual vacation benefits of not less than 4 weeks per calendar year (or if greater, the maximum available to any Company senior executive) to be used as he shall reasonably determine, but subject to standard Company policies regarding carryover of unused vacation from year to year.

3.4 Other Benefits.

(a) Other Company Benefits.

(i) Executive shall participate in, and be eligible to receive, all other benefits, including 401(k), defined contribution restoration, medical, dental and disability plans coverage, as may be provided by the Company to other senior executives from time to time, pursuant to the terms and conditions of such benefit plans, programs and/or policies and per Executive’s coverage elections. These benefits shall include eligibility for coverage of Executive and his eligible dependents under the Company’s “StarShare” (or successor) employee benefit programs. The Company shall not be obligated to institute, maintain, or refrain from changing, amending or discontinuing any such benefit plan or program of the Company, so long as such changes are similarly applicable to other senior executives of the Company. Executive shall also be entitled, at Company expense, to an annual executive physical conducted by a premier health provider (for example, the Mayo Clinic) selected by Executive in his discretion. Except as set forth herein, Executive shall not be entitled to receive any other benefits during the Term, unless expressly agreed to by the Company.

(ii) Following Executive’s separation from the Company, other than a separation initiated by the Company for Cause, Executive shall receive notification from the Company regarding Executive’s and Executive’s dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company at Executive’s and/or Executive’s dependent(s)’ own expense under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In general, this continued coverage is subject to the ordinary requirements of COBRA, except that – (A) a 24-month period shall apply in lieu of the 18-month periods that ordinarily apply under Section 4980B(f)(2)(B)(i)(I) and (II) of Internal Revenue Code of 1986, as amended (“Code”), and (B) the administrative charge (currently two percent) typically assessed by the Company as part of its charge for COBRA coverage shall not apply. In the case of a separation initiated by the Company for Cause, Executive and Executive’s dependents shall be provided the right to extend health coverage solely as required by COBRA or other applicable law.

(iii) Subject to Paragraph 4.1(c)(iii)(A) if applicable to such separation, on the date of Executive’s separation from the Company, other than a separation initiated by the Company for Cause, the Company will pay Executive a lump sum in cash. The amount of the lump sum is determined by taking an “initial multiple” (expressed as a U.S. dollar amount) and increasing it by a “percentage” of such initial multiple, with each of these determined as follows.

(A) The “initial multiple” is 24 times the difference that results from calculating (I) the Company’s monthly COBRA charge on Executive’s separation date for family coverage with respect to the highest value health coverage provided to salaried employees, minus (II) the amount the Company charges active salaried employees for such coverage on Executive’s separation date.

(B) The “percentage” is the sum of (I) 1% for each month in the 24-month period that will fall in the calendar year following Executive’s separation date, plus (II) 2% for each month in the 24-month period that will fall in the second calendar year following Executive’s separation date. For this purpose, the 24-month period is the period of 24 months that begins on the day following Executive’s separation date.

(b) Driver and Car Service. The Company will provide Executive the use of a driver and car service in the New York metropolitan area for business purposes (including commuting). Consistent with established practice in effect immediately prior to the Effective Date, or in accordance with arrangements that the Company and Executive agree to in writing as of the applicable time, any such use of a Company-provided driver for non-business purposes shall be charged to Executive, and the value of such use, to the extent it exceeds the amount Executive pays to the Company, shall be imputed to Executive as income (and no other amounts will be imputed to Executive).

(c) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its senior executives generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including reasonable dues and fees to industry and professional organizations, costs of entertainment and business development, and expenses for business-related travel on Company business. Executive shall be entitled to use first-class travel accommodations for such business-related travel. In addition, the Company shall pay in 2013 Executive’s reasonable professional fees, up to a maximum of $30,000, incurred to negotiate and prepare this Agreement and all related agreements. No tax gross-ups shall be payable to Executive with respect to any of these costs or expenses.

(d) Company Aircraft. The Company shall make available to Executive a Company-owned or leased private aircraft for business-related travel and, when such aircraft is available, for personal use. The use by Executive of any Company aircraft shall at all times be subject to Company policies and procedures and to the availability of such aircraft. Executive shall generally have first priority among Company employees for business usage of Company aircraft. Executive’s use of Company aircraft for personal use shall be valued and imputed to Executive as income consistently with established practice in effect immediately prior to the Effective Date, except as otherwise agreed by the Company and Executive in writing.

(e) Hot Rates. The Company shall provide Executive with a Lifetime VIP Platinum “Hot Rates” card once Executive – (i) attains age 55, (ii) completes five years of service with the Company, and (iii) has age and service that total 65, in accordance with the Company’s grandfathered conditions for entitlement to this benefit for members of its senior leadership team.

3.5 Withholding. The Base Salary and all other payments, grants and awards to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or for Executive.

ARTICLE 4
EFFECT OF TERMINATION ON COMPENSATION

4.1 Separation Package.

(a) Termination Without Cause or for Good Reason. In the event Executive’s employment is terminated at any time during the Term either (I) by the Company without Cause under Paragraph 2.2(a)(iv), or (II) by Executive for Good Reason under Paragraph 2.3(a), then subject to Paragraph 4.2, the Company shall provide Executive the payments and benefits in this Paragraph 4.1(a) as a separation package.

(i) A lump sum severance payment equal to two (2) times the sum of Executive’s Base Salary and Target Bonus in effect on the date of Executive’s employment termination (determined without regard to any reduction of either such amount constituting Good Reason), subject to (A) Executive’s satisfaction of the release requirement of Paragraph 4.2, (B) the payment terms of Paragraph 4.2, and (C) the limitations under Item 32 (Policy on Severance Agreements with Certain Senior Executives) of the Starwood Hotels & Resorts Worldwide, Inc. Corporate Governance Guidelines as in effect on the date hereof (while such policy is in effect) (the “Severance Limitation Policy”).

(ii) A prorated portion of Executive’s annual bonus through the date of termination, earned and payable in accordance with, and subject to, the terms of the AIPCE based on actual results for the fiscal year of such termination (determined without regard for any exercise of negative discretion by the Board or applicable Committee thereof under the AIPCE that is applied disproportionately to Executive) as well as payroll policies in effect at the Company (as if Executive were employed at the time). This prorated portion shall be paid on the later of (A) the date specified in Paragraph 4.2 that applies following satisfaction of Paragraph 4.2’s release requirement, or (B) the date such bonuses are paid to other senior executives for such fiscal year (but not later than two and one-half (21/2) months after the last day of such fiscal year).

(iii) Executive’s equity and other long-term incentive compensation grants shall vest or not vest in accordance with the LTIP provisions and terms and conditions applicable to such equity award agreements; provided that Executive’s long-term performance-based incentive grants shall pro rata vest with respect to any service-based vesting requirement, and then shall be paid at end of the full performance period subject to (and based on) the performance attainment for such full period.

(iv) The following payments and benefits (collectively, the “Accrued Benefits”): (A) an amount equal to Executive’s unpaid Base Salary and any accrued and unpaid vacation pay through the date of termination, which shall be paid on the next payroll date occurring on or following the date of termination, (B) any unpaid bonus earned for a completed fiscal year preceding the fiscal year of such termination, which shall be paid during the fiscal year of termination when bonuses for such completed fiscal year are paid to senior executives (but not later than two and one-half (21/2) months after such completed fiscal year), (C) unreimbursed expenses, which shall be payable in accordance with Company policy (subject to compliance with Paragraph 4.1(g)), and (D) such other benefits that may be owed to Executive, which shall be payable in accordance with the Company’s applicable plans, programs or policies.

(b) Termination for Death or Disability. In the event Executive’s employment under this Agreement is terminated during the Term because of the death or Disability of Executive under Paragraph 2.2(a)(i) or 2.2(a)(ii), then subject to Paragraph 4.2, the Company shall provide to Executive or, if he is deceased, the legal representative of his estate the benefits under this Paragraph 4.1(b) as a separation package.

(i) Executive’s Accrued Benefits.

(ii) Executive’s Target Bonus amount in effect on the date of Executive’s employment termination, prorated based on the number of days employed during the fiscal year through his date of termination, and otherwise payable in accordance with, and subject to, the terms of the AIPCE as well as payroll policies in effect at the Company (as if Executive were employed at the time), but such payment is subject to (A) satisfaction of the release requirement of Paragraph 4.2 by Executive or Executive’s legal representative, and (B) the payment terms of Paragraph 4.2.

(iii) The unvested portion of Executive’s equity and other long-term incentive grants that are only subject to service-based vesting (and that have been outstanding for at least six months) shall immediately and fully vest on the date of Executive’s employment termination, and his stock options shall be exercisable until the earlier of (A) one (1) year following the date of employment termination, or (B) the original expiration date of the relevant option.

(iv) Executive’s long-term performance-based incentive grants that were granted in a calendar year preceding death or disability (or have been outstanding for longer than the applicable performance period) shall pro rata vest (based on the number of days employed during the applicable service period) with respect to any service-based vesting requirement, and then shall be paid following the end of the full performance period subject to (and based on) performance attainment for such full period, at the time applicable to senior executives who are actively employed.

(c) Eligible Termination after Change in Control. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (I) within twenty-four (24) months after a Change in Control (as defined below), or (II) at any time prior to but in contemplation of, or at the direction of a third-party respecting, a Change in Control, then subject to Paragraph 4.2, the Company shall provide Executive the payments and benefits under this Paragraph 4.1(c) as a separation package. An employment termination may only qualify under clause (II) of the preceding sentence if, not later than the date of the Executive’s employment termination, the Company enters into a binding, written agreement, the consummation of which would result in the occurrence of a Change in Control, with payment and benefit commencement based on such employment termination and not the occurrence of the Change in Control.

(i) A lump sum severance payment equal to two (2) times the sum of Executive’s Base Salary and Target Bonus in effect on the date of Executive’s employment termination (determined without regard to any reduction of either such amount constituting Good Reason), subject to (A) Executive’s satisfaction of the release requirement of Paragraph 4.2, (B) the payment terms of Paragraph 4.2, and (C) the Severance Limitation Policy.

(ii) Executive’s Target Bonus amount in effect on the date of Executive’s employment termination, prorated based on the number of days employed during the fiscal year through the date of termination, but such payment is subject to (A) Executive’s satisfaction of the release requirement of Paragraph 4.2, (B) the payment terms of Paragraph 4.2, and (C) the Severance Limitation Policy.

(iii) Subject to Paragraph 4.1(g) in the case of any benefits that are not exempt from Section 409A of the Code, for the twenty-four (24) month period immediately following the date of termination, the Company shall arrange to provide Executive and his dependents life insurance, disability, and non-health accident insurance coverages that are substantially similar to those provided to Executive and his dependents immediately prior to the date of termination (or if more favorable to Executive, those provided to Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason), at no greater cost to Executive than the cost to Executive immediately prior to such date or occurrence.

(A) In the event benefits are payable under this Paragraph 4.1(c), Paragraph 3.4(a) shall be applied based on Executive’s health coverage (“Coverage”), his related out-of-pocket cost for Coverage (“Cost”), or both such Coverage and Cost, as each is in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, if such Coverage or Cost would be more favorable to Executive than the Coverage or Cost (or both) that would otherwise apply under Paragraph 3.4(a).

(B) Benefits otherwise receivable by Executive pursuant to this Paragraph 4.1(c)(iii) shall be reduced to the extent coverage of the same type is received by Executive from another employer during the twenty-four (24) month period following Executive’s termination of employment; provided, however, that the Company shall reimburse Executive for the excess, if any, of the cost of such coverage to Executive over such cost immediately prior to the date of termination or, if more favorable to Executive, the first occurrence of an event or circumstance constituting Good Reason.

(C) Notwithstanding the preceding provisions of this Paragraph 4.1(c)(iii), in the case of life insurance coverage, if, notwithstanding the Company’s best efforts, the terms of the life insurance coverage provided to Executive immediately prior to both Executive’s termination date and the first occurrence of an event or circumstance constituting Good Reason) do not authorize extending all such life insurance coverage for some or all of the twenty-four (24) month period following Executive’s termination date, the Company shall proceed as follows:

(I) the Company shall provide such extended coverage for any portion of the twenty-four (24) month period that is authorized for extension;

(II) on the Executive’s termination date, the Company shall pay Executive a lump sum in cash equal, in the aggregate, to the Company’s share of monthly premiums for the number of months during the twenty-four (24) month period with respect to which extending coverage is not authorized; and

(III) to the extent that it is permissible under the terms of such coverage to assign to Executive a contract of life insurance that after the assignment covers only Executive, the Company shall assign such contract to Executive if Executive so elects.

(iv) The unvested portions of all restricted stock, stock option and other long-term incentive awards outstanding prior to January 1, 2013, will become immediately fully vested upon such termination and all such awards then subject to performance conditions over a performance period that had not then concluded shall be deemed earned, vested and payable at the maximum level of performance thereunder.

(v) All long-term incentive awards granted on or after January 1, 2013, shall be treated in accordance with the terms of the LTIP and the award agreements applicable to such awards, which treatment shall be consistent with that applied to other senior executives of the Company.

(vi) An amount equal to the unvested portion (if any) of Executive’s account balance under the Company’s 401(k) Plan that is forfeited by reason of Executive’s termination of employment, but such payment is subject to (A) Executive’s satisfaction of the release requirement of Paragraph 4.2, and (B) the payment terms of Paragraph 4.2.

(vii) Outplacement services suitable to Executive’s position for a period of two years following the date of Executive’s termination of employment or, if earlier, until the first acceptance by Executive of an offer of employment. The cost of such outplacement services shall not exceed $50,000.

(viii) Executive’s Accrued Benefits.

If any of the above items is (1) covered by Code Section 409A, (2) also payable under Paragraph 4.1(a), and (3) either payable because of clause (II) of the first sentence of this Paragraph 4.1(c), or because of clause (I) of such first sentence if the applicable circumstances of the Change in Control would not constitute an event described in Treasury Regulation § 1.409A-3(i)(5), then under such circumstances the time and form of payment of the item shall be in accordance with the time and form of payment specified for the item under Paragraph 4.1(a).

(d) Maximum After-Tax Benefit Following a Change in Control.

(i) In the event that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive, constitute “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”) the amount of excess parachute payments which would otherwise be payable to Executive or for Executive’s benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount. For purposes of determining such net after-tax amount, all taxes as would be imposed on Executive with respect thereto under Sections 1, 3101 and 4999 of the Code and under applicable state and local laws, shall be taken into account and determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to Executive. The determination of such net after-tax amount shall be made by a nationally recognized certified public accounting firm that is selected by the Company and reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

(ii) If the determination made pursuant to Paragraph 4.1(d)(i) results in a reduction of the payments (to the Reduced Amount) that would otherwise be paid to Executive except for the application of Paragraph 4.1(d)(i), such payments due under this Agreement shall be reduced in the order in which they appear in Paragraph 4.1(c) (except that the benefits provided by Paragraph 4.1(c)(iii) shall be treated as if they were second last in order for this purpose). Accordingly, the cash severance payments payable under Paragraph 4.1(c) shall be reduced first (if necessary, to zero), and then each other category of severance payments and benefits payable under Paragraph 4.1(c) shall be reduced as necessary, with each being reduced in order (if necessary, to zero) before reducing a subsequent category. Within ten days following such determination, but not later than thirty days following the date of the event under Section 280G(b)(2)(A)(i), the Company shall pay or distribute to Executive or for Executive’s benefit such amounts as are then due to Executive under this Agreement (in accordance with the provisions of Paragraph 4.1(c) above) and shall promptly pay or distribute to Executive or for his benefit in the future such amounts as become due to Executive under this Agreement.

(e) Definition of Change in Control. For purposes of this Agreement (and subject to Paragraph 1.1 in the case of equity and cash-based incentive compensation awards that are outstanding on the Effective Date), “Change in Control” shall mean:

(i) Any Person (as defined below in this Paragraph 4.1(e)) is or becomes the beneficial owner within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as in effect at the time (the “Act”), but without regard to any time period specified in Rule 13d-3(d)(1)(i), of twenty-five percent (25%) or more of either – (A) the then outstanding shares of stock of the Company (the “Outstanding Shares”), or (B) the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), but excluding – (1) any acquisition by the Company, or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(iii) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which – (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than seventy-five percent (75%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which, as a result of such Corporate Transaction, owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Shares and the Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly twenty-five percent (25%) or more of the Outstanding Shares or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company; or

(v) Any other event, not otherwise constituting a Change in Control as provided above, that a majority of the members of the Company’s Board of Directors (as constituted immediately prior to the effective date of such other event) declares in a good faith vote shall constitute a “Change in Control”, and this shall apply to Executive to the extent specified by the Board of Directors with respect to long-term incentive awards and/or compensation items authorized by this Agreement; however, any such declaration shall not serve as precedent for other officers or employees of the Company.

For purposes of this Paragraph 4.1(e), the meaning of “Person” shall be based on the definition of person in Section 3(a)(9) of the Act, as modified and used in Section 13(d) and 14(d) of the Act.

(f) Section 409A. This Agreement will be construed and administered to preserve the exemption from Section 409A of the Code (“Section 409A”) of payments that qualify for exemption. For this purpose, each discrete payment provided in Paragraph 4.1(a) through (c) above is a separate payment for purposes of Section 409A. With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Department of Treasury regulations and other guidance thereunder (collectively, “409A and Related Guidance”) so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. Compliance with 409A and Related Guidance shall include the following: (i) references to “termination of employment,” “employment termination,” or “terminates employment” shall have the same meaning as “separation from service” under Treasury Regulation §1.409A-1(h) (a “409A Separation from Service”) in any instance where such term or terms appears in this Agreement and affects the time of payment of compensation that is covered by Section 409A, or where this definition is specifically referenced, but without changing any vesting rights that are tied to such term or terms, and (ii) in the event Executive is a “specified employee” within the meaning of Treasury Regulation §1.409A-1(i) on the date of his 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of Executive’s 409A Separation from Service, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation § 1.409A-1(i)), such compensation shall not be paid earlier than six months after such 409A Separation from Service (provided, however, that if Executive dies after the date of Executive’s 409A Separation from Service but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive’s estate without regard to such six-month delay).

(g) Reimbursements and In-Kind Benefits. To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, except as specified otherwise in this Agreement, the Company will make the reimbursement only if Executive incurs the corresponding expense during the term of this Agreement (or, with respect to Paragraph 6.1 below, during Executive’s lifetime) and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can (and it thereby will) make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred. In the case of any such expense reimbursement and any in-kind benefit provided for by this Agreement that does not qualify for exclusion from Federal income taxation, the amount of expenses eligible for such reimbursement (and the amount of in-kind benefits provided) during a calendar year will not affect the amount of expenses eligible for such reimbursement (or benefits provided) in another calendar year, and the right to such reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit from the Company.

4.2 Liquidated Damages. The parties agree that the above severance package shall be Executive’s sole and exclusive monetary remedy under this Agreement by reason of termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, it being agreed that as his actual damages under this Agreement would be difficult to measure or quantify and would be impracticable to determine, such amount shall constitute liquidated damages under this Agreement for Executive by reason of such termination by Executive or the Company. Any such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures (except as expressly provided in Paragraph 4.1 with respect to certain continued welfare benefit coverages) and Executive shall not be obligated to mitigate any amounts or benefits owed to him by seeking other employment or ventures. Notwithstanding the foregoing, upon any termination of Executive’s employment and the Company’s payment to Executive of the amounts required to be paid under Paragraph 4.1 (other than his Accrued Benefits), Executive agrees to execute a release (or to the execution by Executive’s legal representative of a release) of all then existing claims against the Company, its subsidiaries, affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of his employment or the business of the Company, and Executive shall not receive any payments or benefits to which he may be entitled hereunder that are subject to the execution of a release unless Executive satisfies the release requirements of this Paragraph 4.2. The release required by this Paragraph 4.2 shall be provided to Executive not later than the Termination Date and shall be in the form attached hereto as Exhibit 4.2 (but adjusted as necessary to confirm to then existing legal requirements). To comply with this Paragraph 4.2, Executive must sign and return the release within 21 days after the Termination Date if Executive’s employment termination is not part of a group termination program within the meaning Section 7(f)(1)(F)(ii) of the Age Discrimination in Employment Act of 1967, as amended, and within 45 days after the Termination Date if Executive’s termination is part of such a group termination program, and Executive must not revoke it during the seven-day revocation period that begins when the release is signed and returned to the Company. The Company will pay the severance benefits that are conditioned on satisfying the release requirement of this Paragraph 4.2 on the day provided therefor under Paragraph 4.1, subject to such release having been entered into and not revoked hereunder; provided (i) if any such payment may be made in one of two taxable years of Executive depending on when such release becomes effective, the payment will be delayed to the later of (A) January 15 of the later such taxable year, or (B) the date otherwise provided therefor under Paragraph 4.1, upon such release becoming effective; and (ii) all such payments shall be subject to any delay required by Paragraph 4.1(f) above.

4.3 Rights on Termination for Cause or Without Good Reason. No severance payments under Paragraphs 4.1(a), (b) or (c) or otherwise shall be due or owing to Executive in the event that the Company shall fully terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason (and not due to Disability); provided, however, that Executive shall be paid his Accrued Benefits, specifically excluding for purposes of this Paragraph 4.3 any unpaid bonus earned for a completed fiscal year preceding the fiscal year of such termination.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES:
NON-COMPETE AND NON-SOLICITATION

5.1 Representations and Warranties.

(a) Representation and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which is not known to the Company which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause (as such term is herein defined).

(b) Representation and Warranty of the Company. The Company hereby represents and warrants to Executive that (i) it is not aware of any fact, circumstance or event which is not known to Executive which would give rise to any breach of any term or provision of this Agreement, or which would form the basis for any claim or allegation that Executive’s employment hereunder could be terminated for Cause hereunder, and (ii) it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement, and all options, restricted stock and restricted stock units described in Article 3.

5.2 Non-Compete and Non-Solicitation.

(a) General. Executive acknowledges that in the course of Executive’s employment with the Company Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. Executive agrees that during the period of Executive’s employment with the Company and for a period of 24 months thereafter (the “Noncompetition Period”), Executive shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, engage, participate or make any financial investment in, become employed by or render advisory services to or otherwise assist or be interested in any Competitive Business in any geographic area in which, as of the date of termination of Executive’s employment, the Company or any of its subsidiaries is engaged or planning to be engaged. As used herein, “Competitive Business” shall mean any business engaged in the hotel, hospitality or timeshare businesses, as well as any corporation, partnership or other entity that derives 33% or more of its total earnings before interest, taxes, depreciation and amortization (determined, as of the Effective Date, in accordance with generally accepted accounting principles consistently applied) from the hotel, hospitality or timeshare businesses. Notwithstanding, Executive may invest in a Competitive Business if its stock is listed for trading on a national stock exchange or traded in the over-the-counter market and Executive’s holdings have an original cost less than $5,000,000 and represent less than five percent of its outstanding stock.

(c) Nonsolicitation. Executive further agrees that during the Noncompetition Period, Executive shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly, whether for his own account or for the account of any other person or entity, other than the Company, hire, employ, retain or solicit the hire, employment or retention of any managerial level employee of the Company or its affiliates (including, without limitation, for this purpose any director level employee of the Company and any General Manager of any hotel owned (in whole or in part) or managed by the Company, or any person who was such an employee at any time during the twelve (12) month period preceding Executive’s termination of employment with the Company or its affiliates, or otherwise persuade, induce or encourage, or attempt to persuade, induce or encourage any such person or consultant to the Company to terminate his, her or its relationship with the Company; provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which Executive is not affiliated.

(d) Exceptions. Nothing in the Paragraph 5.2 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company; (ii) an owner of not more than five percent of the outstanding stock of any class of a corporation whose securities are publicly traded so long as Executive has no active participation in the business of such corporation; and (iii) an owner of any single asset hotels.

(e) Reformation. If, at any time of enforcement of this Paragraph 5.2, the Arbitrator (as defined in Paragraph 6.1(a)) holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and that the Arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. However, this Agreement shall not authorize the Arbitrator to increase or broaden any of the restrictions in this Paragraph 5.2.

5.3 Confidentiality. Executive shall not, at any time during the Term or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by Executive to perform properly Executive’s duties under this Agreement. Promptly following the end of the Term, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which Executive may then possess or have under Executive’s control (together with all copies thereof). Subject to the Company’s right of inspection to ensure that no Confidential Information is contained therein, Executive’s rolodex or other tangible or electronic address book shall be deemed Executive’s personal property.

5.4 Non-Disparagement. Executive shall not make any verbal or written statements to any person or organization (including, but not limited to, members of the press and media, present and former officers and directors, employees, contractors, customers and agents of Company, any future employers of Executive and/or other members of the public) which materially denigrate, disparage, defame or otherwise adversely affect the Company, its directors, officers, employees and/or agents. The Company shall not make any verbal or written statements to any person or organization (including, but not limited to, members of the press and media, present and former officers and directors, employees, contractors, customers and agents of Company, any future employers of Executive and/or other members of the public) which materially designate, disparage, defame or otherwise adversely affect Executive.

5.5 Intellectual Property. Executive shall not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, copyright, trade secret, intellectual property, methodologies, technologies or other similar rights relating to the Company’s business (collectively, “Intellectual Property”) belonging to the Company or any of its affiliates and shall not have or claim any right, title or interest in or to any material or matter of any kind prepared for or used in connection with the business or promotion of the Company or any of its affiliates, whether produced, prepared or published in whole or in part by Executive or by the Company or any of its affiliates. All Intellectual Property that is conceived, devised, made, developed or perfected by Executive, alone or with others, during Executive’s employment that is related in any way to the Company’s or any of its affiliates’ business or is devised, made, developed or perfected utilizing equipment or facilities of the Company or its affiliates shall be promptly disclosed to the Board, are works for hire and become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, whether during or at any time after Executive’s employment with the Company, Executive shall cooperate fully with the Company and its affiliates in the securing of any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States and in foreign countries, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers.

5.6 Sale of Stock. Executive shall not sell any stock owned by Executive while Executive serves as Chief Executive Officer, except (and only to the extent permitted under applicable securities laws) as may be withheld for taxes, (a) during the first 24 months of the Effective Date; (b) without consultation with the Board of Directors following the first 24 months of the Effective Date, and (c) without otherwise complying with all policies concerning the sale of stock then in effect at the Company.

5.7 Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Paragraphs 5.2, 5.3, 5.4 or 5.5 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to seek an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive agrees that Executive will submit to the personal jurisdiction of the courts of the State of New York in any action by the Company to enforce an arbitration award against Executive or to obtain interim injunctive or other relief pending an arbitration decision.

ARTICLE 6
ARBITRATION

6.1 Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive’s employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein, be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the Employment Arbitration and Mediation Rules and Procedures of the American Arbitration Association (“National Rules”), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

(a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA, and chosen by Executive and the Company by each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

(b) The expenses of the arbitration shall be borne by the Company; and the Company shall bear its own legal fees and expenses and pay, at least monthly, all of Executive’s legal fees and expenses incurred in connection with such arbitration, except that Executive shall reimburse the Company for his legal fees and expenses paid by the Company if the arbitrator finds that Executive brought an action in bad faith.

(c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

(d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator’s award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and, in any subsequent arbitral or judicial proceedings between the parties.

(f) The arbitration shall take place in New York, New York.

(g) The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

(j) Notwithstanding the dispute resolution procedures contained in this Paragraph 6.1, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provision of this Article 6.

ARTICLE 7
MISCELLANEOUS

7.1 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other in writing for purposes of notice hereunder).

Copies of all notices given to Executive shall be sent to:

Robert F. Simon
Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Facsimile: (312) 609-5005

Copies of all notices given to the Company shall be sent to:

Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, Connecticut 06902
Attention: Chief Administrative Officer and General Counsel
Facsimile: (203) 351-2401

All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation or receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is received after regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.2 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of New York.

7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.7 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.8 Successors. This Agreement shall be binding upon and insure to the benefit of the Company and any successor of the Company, including without limitation any person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Company shall require any such successor to the Company to expressly assume, in writing, satisfactory in form and substance to Executive, all of the Company’s obligations to Executive hereunder and otherwise. Except as provided in the preceding sentences, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In the event that Executive dies before all amounts payable under this Agreement have been paid, all remaining amounts shall be paid to the beneficiary specifically designated by Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to Executive’s personal representative or estate.

7.9 Entire Agreement. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

7.10 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and from the Board of Directors of the Company and from the board of directors or any similar governing body of any corporation, trust, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative. Executive shall cooperate with the Company and execute all such formal resignations and other documents as the Company may reasonably request in furtherance of the foregoing.

7.11 Indemnification.

(a) In addition to any additional benefits provided under applicable state law, as an officer and/or director of the company, Executive shall be entitled to the benefits of: (1) those provisions of the Articles of Incorporation of the Company, as amended, and of the by-laws of the Company as amended, which provide for indemnification of officers and directors of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as an officer and/or director of the Company), (ii) the Indemnification Agreement between the Company and Executive (the “Indemnification Agreement”) dated as of September 24,2007.

(b) The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Paragraph 7.11 are intended to protect and indemnify him against.

(c) The Company shall, at no cost to Executive, use its reasonable best efforts to at all times include Executive, sharing the term of Executive’s employment hereunder

7.12 Survival. The provisions of Articles 4, 5, and 6, and Paragraph 7.11, shall survive a termination of this Agreement and a termination of Executive’s employment, as well as such provisions of Article 7 as are necessary to effectuate the intent of the parties thereunder.

7.13 Inconsistency. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement either specifically refers to this Agreement as not so controlling or would provide for more favorable treatment of Executive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and Executive has signed this Agreement as of the Effective Date.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,
a Maryland corporation

By: /s/ Bruce W. Duncan
Name: Bruce W. Duncan
Chairman of the Board of Directors

FRITS VAN PAASSCHEN

/s/ Frits van Paasschen

EXHIBIT 4.2
to
Employment Agreement dated in April of 2013
between Executive
and
Starwood Hotels & Resorts Worldwide, Inc.

GENERAL RELEASE

This General Release (this “Release”) is executed by        (“Executive”) pursuant to Paragraph 4.2 of the Employment Agreement between Starwood Hotels & Resorts Worldwide, Inc. dated in April of 2013 (the “Employment Agreement”).

WHEREAS, Executive’s employment with the Company has terminated;

WHEREAS, the Company and Executive intend that the terms and conditions of the Employment Agreement and this Release shall govern all issues relating to Executive’s employment and termination of employment with the Company;

WHEREAS, Executive has been given the opportunity to consider this Release for 21 [45] days;

WHEREAS, the Company hereby advises Executive in writing to consult with an attorney before signing this Release;

WHEREAS, Executive acknowledges that the separation benefits to be provided to Executive under the Employment Agreement are sufficient to support this Release; and constitutes consideration to which Executive would not otherwise be entitled;

WHEREAS, Executive understands that the Company regards the representations by Executive in the Employment Agreement and this Release as material and that the Company is relying upon such representations in paying amounts to Executive pursuant to the Employment Agreement.

EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1. Executive’s employment with the Company terminated on       , and Executive has and will receive the payments and benefits set forth in Paragraph 4.1 of the Employment Agreement in accordance with the terms and subject to the conditions thereof, as more particularly set forth on Appendix I hereto.

2. Executive, on behalf of himself and anyone claiming through him, hereby agrees, except to the extent such right may not be waived by law, not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, and attorneys or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”). Executive agrees to and hereby does release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to the time Executive signs this Release, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof, any failure to promote Executive and the termination or cessation of Executive’s employment with the Company or any of its subsidiaries or affiliates, and including, without limitation, any and all claims arising under the Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act, the New York State Human Rights Law (Executive Law Art. 15, Sec. 290 et seq.) or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company from, any obligation of the Company contained in Article 4 or in Article 7 of the Employment Agreement or any vested benefit pursuant to any employee benefit plan of the Company, and this Agreement does not waive rights or claims that arise after the time Executive signs it below. The consideration offered in the Employment Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all such claims or potential claims, and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Executive. Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

The “covenant not to sue” contained in the first sentence above does not prevent or prohibit Executive from filing any administrative complaint or charge against the Released Parties with any federal, state, or local agency, including for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but Executive understands that by signing this Agreement, he will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to claims released or waived by this Agreement. Similarly, the “covenant not to sue” does not prevent Executive from seeking a judicial determination of the validity of his release of claims under the ADEA.

3. Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

4. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT HE HAS BEEN ADVISED THAT HE HAS 21 [45] DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS RELEASE, EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE ADEA BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION IN THE MANNER PROVIDED IN PARAGRAPH 7.1 OF THE EMPLOYMENT AGREEMENT. IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO RECEIVE THE AMOUNT PAYABLE TO HIM PURSUANT TO PARAGRAPH 4.1 OF THE EMPLOYMENT AGREEMENT OTHER THAN (a) HIS ACCRUED BENEFITS, AND (b) $10,000, WHICH EXECUTIVE ACKNOWLEDGES IS ADEQUATE CONSIDERATION TO SUPPORT THE RELEASE OF HIS NON-ADEA CLAIMS. THIS AGREEMENT WILL BE EFFECTIVE, WITH RESPECT TO ADEA CLAIMS, ON THE EIGHTH DAY AFTER IT IS SIGNED BY EXECUTIVE, AND WITH RESPECT TO OTHER CLAIMS, AT THE TIME IT IS SIGNED BY EXECUTIVE.

5. The Employment Agreement and this Release constitute the entire understanding between the parties. Executive has not relied on any oral statements that are not included in the Employment Agreement or this Release.

6. This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of New York without regard to the principle of conflicts of laws.

7. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect, and such provision that is found to be invalid or unenforceable shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

8. This Release inures to the benefit of the Company and its successors and assigns.

9. In the event of any dispute or controversy arising under this Release, Article 6 of the Employment Agreement shall be applicable.

Date: , 20 .	EXECUTIVE [ ]